Exhibit 6.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of January 1, 2023 (the “Effective Date”), is entered into by and between IMPOSSIBLE KICKS HOLDING COMPANY INC., a Delaware corporation (the “Company”), and ROD GRANERO (the “Employee”).

RECITALS

WHEREAS, Company wishes to continue to employ Employee as its Chief Financial Officer;

WHEREAS, Employee represents that Employee possesses the necessary skills to perform the duties of this position and that Employee has no obligation to any other person or entity which would prevent, limit or interfere with Employee’s ability to do so; and

WHEREAS, Employee and Company desire to enter into a formal Executive Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:

(a) “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Board” means the Board of Directors of Company.

(c) “Cause” means: (i) Employee’s material breach of this Agreement which breach is not cured by Employee within thirty (30) days after written notice from Company detailing the nature of the breach; (ii) the Employee’s failure to perform Employee’s material duties and obligations under this Agreement (other than during any period of Disability) and such failure is not cured by Employee within thirty (30) days after written notice from Company detailing the nature of the failure; (iii) Employee’s material malfeasance or material misconduct in connection with the performance of Employee’s duties hereunder and such conduct is not cured by the Employee within thirty (30) days after written notice from Company detailing the nature of the malfeasance or misconduct; or (iv) Employee’s conviction of, or pleading guilty or nolo contendere to, a felony or the equivalent thereof, any other crime having as its predicate element fraud, dishonesty, misappropriation, moral turpitude, or theft.

(d) “Change of Control” means the consummation of a transaction or a series of transactions that results in: (i) any sale or other disposition of all or substantially all of the assets of Company that occurs over a period of not more than twelve (12) months; or (ii) any person, or more than one person acting as a group, acquiring ownership of stock of Company, that together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Company. A change of Control shall not, however, include (x) any consolidation or merger effected exclusively to change the domicile or name of Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Company or any successor or indebtedness of Company is cancelled or converted or a combination thereof.

(e) “Disability” means and shall be deemed to have occurred if, in the Board’s reasonable discretion, after consultation with a physician selected by the Board, Employee shall be unable to perform the essential functions of Employee’s duties, even with reasonable accommodation if required by law, for a period of not less than one hundred twenty (120) consecutive days, or one hundred eighty (180) total days, during any twelve (12) month period. Employee shall cooperate in submitting to medical examinations and providing medical records to the physician selected by the Board as reasonably requested by the Board in making a determination of Disability hereunder. If Employee is not cooperative in this regard, the Board shall exercise its discretion in making such determination.

2. Employment. Company agrees to employ Employee, and Employee agrees to be employed by Company, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set forth in this Agreement.

3. Term. The term of the Agreement shall commence on the Effective Date and, shall terminate at 12:00 a.m. midnight on the day immediately preceding the twelve (12) month anniversary thereof, unless earlier terminated as provided herein (the “Initial Term”). The Initial Term shall be automatically extended for successive six (6) month terms after the expiration of the Initial Term, unless either Company or Employee provides the other party written notice no more than ninety (90) days and no less than ten (10) days prior to the expiration of the Initial Term or any renewal term of such party’s desire not to renew this Agreement (the Initial Term, as so extended, the “Employment Term”).

4. Position and Duties.

(a) During the Employment Term, Employee shall serve as the Chief Financial Officer of Company. Employee shall serve and perform such other duties, functions, responsibilities, and authority as are from time to time delegated to Employee provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Company.

(b) During the Employment Term, Employee shall devote sufficient business time, skill, attention and effort to all facets of the business and affairs of Company and will use Employee’s efforts to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to Employee in or pursuant to this Agreement; provided, however, nothing herein shall be construed as providing that Employee may not engage in outside business activities.

5. Compensation and Related Matters.

(a) Base Salary. Company shall pay Employee a base salary at the annual rate of Two Hundred Eighty Thousand Dollars (USD $280,000), provided, however, such base salary shall be earned monthly and payable bi-weekly (“Base Salary”). During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event may the Company pay Employee a Base Salary less than that set forth above during the Employment Term. Payment of all compensation to Employee hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(b) Bonus. Employee shall be entitled to receive a bonus based on sales, gross margins, EBITDA targets, and other milestones to be agreed upon between the Company and the Employee from time to time (the “Bonus”) as outlined in the Bonus schedule in Exhibit 2 hereto. The Bonus amount is up to $112,000 (40%) per annum based on the metrics described in Exhibit 2. Payment of the Bonus is conditioned on compliance with applicable law, and shall be payable to Employee in equal quarterly installments (i) only if Employee has not breached the terms of this Agreement, and (ii) only if Employee continues to be employed by Company on the date of determination of the Bonus as well as on the date of payment thereof.

(c) Change of Control Bonus: In the event of a Change of Control as described in Section 1(d), the Employee will be entitled to an additional. If the Company sells it for less than $75,000,000 then there is no change of control bonus. If the Company sells for more than $200,000,000 sale price then the employee is entitled to a $175,000 bonus. If the Company sells for between $75,000,000 and $200,000,000 sale price then the employee is entitled a $100,000 bonus.

(d) Incentive Compensation. Employee shall receive equity compensation, which shall be granted pursuant to the terms of the.

The Bonus and Incentive Compensation terms shall be mutually agreed upon within 10 days of the execution of their agreement, subject to the approval of the Company’s Board, and may be subject to adjustment with at least 30 days’ notice no more than annually.

(e) Employee Benefits and Perquisites. During the Employment Term, Employee will be entitled to: (i) reimbursement of Employee’s costs of his current Kaiser Permanente Health insurance premiums or provide a comparable plan (“Employee Benefits”); (ii) the perquisites and other fringe benefits that are from time to time made available by Company generally to its employees; and (iii) such perquisites and fringe benefits that are from time to time made available by Company to Employee in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit; provided, however, that nothing contained herein shall be deemed to require Company to adopt, maintain or provide any particular plan, program, arrangement, policy, perquisite or fringe benefit. Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Employee agrees to cooperate and participate in any medical or physical examinations as may be required in connection with the applications for such life and/or disability insurance policies.

(f) Expenses. Employee shall be entitled to receive reimbursement for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties and responsibilities under this Agreement, consistent with Company’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Company senior executives. All expenses shall be reimbursed within fifteen (15) days after Employee submits an expense report and any required documentation.

(g) Vacations and Personal Leave. Employee shall be entitled to fifteen (15) paid time off days for each twelve (12) consecutive calendar monthly period during the Employment Term, to be taken in accordance with the vacation accrual schedule, if any, and carried over only to the extent set forth or otherwise permitted in Company’s personnel policies or employee handbook. Employee shall also be eligible for sick pay, and other paid and unpaid time off in accordance with the policies and practices of Company as may from time to time be in effect for its employees.

(h) Indemnification. Company shall indemnify Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director, employee, contractor or agent of Company or of any subsidiary or affiliate of Company or any other company for which Employee serves as an officer, director, or employee at Company’s request.

6. Termination of Employment.

(a) Death. This Agreement shall terminate automatically upon Employee’s death.

(b) Disability. Company may terminate this Agreement at any time upon the Board’s determination of Employee’s Disability; provided, however, that such termination must occur while the Disability is in existence and before Employee returns to work at Company on a full time basis.

(c) Termination by Company for Cause. Company may immediately terminate this Agreement for Cause after the Board’s determination that Cause exists.

(d) Termination by Employee (Resignation). Employee may terminate this Agreement for any reason, upon at least fifteen (15) days advance prior written notice to Company.

(e) Termination by Company Without Cause. Company may terminate this Agreement without Cause immediately by providing Employee with written notice and shall make those payments to Employee as set forth in Section 7(e).

(f) Termination or Assignment upon a Change of Control. This Agreement shall terminate upon a Change of Control in the event that Employee enters into a new employment agreement with the acquiring entity as a part of the Change of Control. If no new employment agreement is entered into with such acquiring entity, then Company’s obligations under this Agreement shall be assigned to and assumed by such acquiring entity as provided in Paragraph 12 herein.

(g) Notice of Termination. Any termination of Employee’s employment by Company or Employee (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice delivered in the manner set forth in Paragraph 10 hereof that must (i) indicate the specific termination provision in this Agreement relied upon, and (ii) specify the Employment Termination Date.

(h) Employment Termination Date. The Employment Termination Date shall be as follows: (i) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated pursuant to any other provision of this Agreement, the date specified in the Notice of Termination (the “Employment Termination Date”).

(i) Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), Employee agrees to make Employee available to assist Company with transition projects assigned to Employee by the Board. Employee will be paid at an agreed upon hourly rate commensurate with the industry standard rate of pay for any work performed by Employee for Company during the Transition Period.

7. Compensation Upon Termination of Employment.

(a) Death. Upon termination of this Agreement because of Employee’s death: (i) Company shall pay Employee’s estate the accrued and unpaid portion of Employee’s Base Salary and any Bonuses earned for services provided through the Employment Termination Date (the “Compensation Payment”); (ii) Company shall pay Employee’s estate any reimbursement for business travel and other expenses to which Employee is entitled hereunder (the “Reimbursement”); and (iii) any unvested portion of any Membership Interest or other securities of Company or any of its Affiliates granted to Employee which are subject to vesting (“Unvested Securities”), shall immediately be issued (in the case of equity grants) and become exercisable (in the case of equity options, warrants or other convertible securities), regardless of the vesting or termination provisions of such Unvested Securities. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(a), the terms of this Paragraph 7(a) shall govern.

(b) Disability. Upon termination of this Agreement by Company due to Disability pursuant to Paragraph 6(b): (i) Company shall pay Employee the Compensation Payment; (ii) Company shall pay Employee the Reimbursement; and (iii) any Unvested Securities shall immediately be issued and become exercisable. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(b), the terms of this Paragraph 7(b) shall govern.

(c) Termination for Cause. Upon termination of this Agreement by Company for Cause pursuant to Paragraph 6(c), Company shall pay Employee: (i) the Compensation Payment; and (ii) the Reimbursement.

(d) Termination by Employee (Resignation). Upon Termination of this Agreement by Employee pursuant to Paragraph 6(d), Company shall pay Employee: (i) the Compensation Payment; and (ii) the Reimbursement.

(e) Termination by Company Without Cause. Upon termination of this Agreement by the Company without Cause pursuant to Paragraph 6(e), except in connection with a termination in connection with a Change of Control: (i) Company shall pay Employee the Compensation Payment; (ii) Company shall pay Employee the Reimbursement; (iii) any Unvested Securities shall immediately be issued and become exercisable or convertible; (iv) Company shall pay Employee, as severance, a sum equal to three (3) months’ Base Salary, as adjusted pursuant to Paragraph 5(a) (the “Severance”); and (v) Company shall continue to provide Employee with Employee Benefits for three (3) months, or reimburse Employee for the expense of obtaining equivalent benefits. The Severance shall be payable in equal payments over three (3) months following the effective date of the termination, and shall be subject to all applicable withholdings and taxes. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(e), the terms of this Paragraph 7(e) shall govern.

(f) Termination upon a Change of Control. Upon termination or assignment of this Agreement pursuant to Paragraph 6(f): (i) Company shall pay Employee the Compensation Payment; (ii) Company shall pay Employee the Reimbursement; (iii) any Unvested Securities shall immediately be issued and become exercisable or convertible, (iv) and Company shall pay the Employee six (6) months’ Severance, payable in equal installments over six (6) months following the effective date of termination and shall be subject to all applicable withholdings and taxes. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(f), the terms of this Paragraph 7(f) shall govern.

(g) No Effect on Other Benefits. The payments provided for in Paragraphs 7(a) through 7(f) do not limit the entitlement of Employee or Employee’s estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by Company for Employee’s benefit or to any death or other vested benefits to which Employee may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by Company for Employee’s benefit.

(h) No Mitigation. Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by Employee from any source other than Company or its successor.

8. Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any party hereto that accrues hereunder prior to such expiration or termination, including, but not limited to, Company’s obligations under Paragraphs 5(g) and 7.

9. Withholding Taxes. Company shall withhold from any payments to be made to Employee pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

10. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited and sent via overnight courier, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to Company, at:

Impossible Kicks Holding Company Inc.

Attn: John Mocadlo

300 Spectrum Center Drive, Suite 400

Irvine, CA 92618

E-mail: jmocadlo@mpossiblekicks.com

If to Employee, at: Employee’s then-current home address on file with Company.

Notice so given shall, in the case of overnight courier, be deemed to be given and received on the date of actual delivery and, in the case of personal delivery, on the date of delivery.

11. Binding Effect: No Assignment by the Employee: No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12. Assumption by Successor. Subject to Paragraph 6(f), Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Company, by agreement in writing in form and substance reasonably satisfactory to Employee, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place. As used in this Paragraph, “Company” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Company that executes and delivers the agreement provided for in this Paragraph or that otherwise becomes obligated under this Agreement by operation of law.

13. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

14. Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions shall be instituted and litigated only in Orange County, California.

15. Entire Agreement. This Agreement, and the Exhibits, schedules, and documents attached and referred to herein, contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, except that all confidentiality, assignment, and non-disclosure provisions and agreements between Employee and Company are still in force and non-superseded.

16. Modification: Waiver. No amendment, modification or waiver of this Agreement shall be effective unless it is in writing and signed by Employee and by a duly authorized representative of Company (other than Employee). Each party acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or Employee’s rights under this Agreement shall constitute a waiver or abandonment of any such rights or defenses to enforcement of such rights.

17. Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

18. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts delivered by electronic mail or facsimile shall be effective.

[Signatures on following page.]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the Effective Date.

COMPANY:

IMPOSSIBLE KICKS HOLDING COMPANY INC.,
a Delaware corporation

Dated:	4/12/2024	By:	/s/ John Mocadlo
John Mocadlo

EMPLOYEE:

Dated:	4/12/2024	/s/ Rod Granero
Rod Granero

ADDRESS: